EXHIBIT 99.1

WTW Reports First Quarter 2022 Earnings

  Total revenue1 decreased 3% to $2.2 billion with organic growth of 2%
  Diluted Earnings per Share were $1.03 for the quarter, down 82% over prior year
  Adjusted Diluted Earnings per Share were $2.66 for the quarter, up 22% over prior year
  Income from Operations was $179 million or 8.3% of revenue, with margin down 120 basis points over prior year
  Adjusted Operating Income was $371 million or 17.2% of revenue, with margin up 200 basis points over prior year

ARLINGTON, Va. and LONDON, April 28, 2022 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the first quarter ended March 31, 2022.

"The first quarter marked a solid start to the year for WTW with results that were in line with expectations and reflect improved momentum in our business,” said Carl Hess, WTW’s chief executive officer. “During the quarter, we continued to make significant progress across our strategic priorities. We launched innovative new products, hired at our fastest rate since 2019, simplified our reporting structure, and made headway on transforming our cost structure. As of today, we have executed on our capital allocation strategy, having repurchased $4.1 billion in shares and reaching our 2022 target ahead of schedule. Going forward, we believe we are well-positioned for success, with our industry-leading solutions and teams helping our clients address their most pressing needs in a volatile economic environment. We believe we remain on track to achieve our 2022 financial targets and are confident in our ability to deliver on our long-term goals for the benefit of all our stakeholders.”

Consolidated Results

As reported, USD millions, except %

Key Metrics	Q1-22	Q1-21	Y/Y Change
Total Revenue	$2,160	$2,228	Reported (3)% | CC (1)% | Organic 2%
Income from Operations	$179	$211	(15)%
Operating Margin %	8.3%	9.5%	(120) bps
Adjusted Operating Income	$371	$338	10%
Adjusted Operating Margin	17.2%	15.2%	200 bps
Net Income	$125	$736	(83)%
Adjusted Net Income	$315	$284	11%
Diluted EPS	$1.03	$5.63	(82)%
Adjusted Diluted EPS	$2.66	$2.18	22%

Revenue was $2.16 billion for the first quarter of 2022, a decrease of 3% as compared to $2.23 billion for the same period in the prior year. Excluding a 2% foreign currency headwind, revenue decreased 1%. On an organic basis, revenue increased 2%.

_______________________________________

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.

Adjusted EBITDA for the first quarter of 2022 was $518 million, or 24.0% of revenue, up 6% compared to Adjusted EBITDA of $488 million, or 21.9% of revenue, in the prior-year first quarter. The U.S. GAAP tax rate for the quarter was 27.5%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 21.1%.

In March 2022, WTW announced its intention to transfer ownership of its Russian subsidiary to local management, who will operate independently in the Russian market. WTW deconsolidated its Russian entities during the quarter. Upon deconsolidating, WTW recorded a non-cash loss on disposal of $57 million, and a non-cash impairment charge of $81 million related to our Russian business. Our non-GAAP measures were adjusted for both the loss on disposal and the impairment charge. WTW's operations in Russia were primarily within our Risk & Broking segment and comprised approximately 1% of consolidated WTW revenue for 2021.

Cash Flow and Capital Allocation

Cash flows from operating activities were $21 million for the three months ended March 31, 2022, compared to cash flows used in operating activities of $128 million for the prior-year first quarter. Free cash flow for the quarters ended March 31, 2022 and 2021 was ($10) million and ($165) million, respectively. During the quarter ended March 31, 2022, the Company repurchased approximately $2.3 billion of WTW stock.

Quarterly Business Highlights

Continued to improve hiring and attrition, with our hiring rate reaching the highest level since 2019. Hiring activity in the quarter was up 23% as compared to the fourth quarter of 2021, while voluntary terminations in the quarter declined 19%.

  Launched new products and platforms, including Reputational Risk and ESG analytics, and diagnostics in Risk & Broking and the Engage Employee Insights platform in Health, Wealth & Career.
  Drove significant progress towards realizing the planned $30 million of run-rate cost savings from transformation initiatives in 2022. The transformation program generated an incremental $16 million in total run-rate savings in the quarter while incurring $11 million in restructuring charges and $3 million in capital expenditures.
  Repurchased 9.9 million shares for $2.3 billion, achieving the $4 billion near-term share repurchase target set at Investor Day.

First Quarter 2022 Segment Highlights

Effective January 1, 2022, the Company realigned to provide its comprehensive offering of services and solutions to clients across two business segments: Health, Wealth & Career ("HWC") and Risk & Broking ("R&B") and three geographies: Europe, International and North America. Prior to January 1, 2022, WTW operated across four segments: Human Capital and Benefits; Corporate Risk and Broking; Investment, Risk and Reinsurance; and Benefits Delivery and Administration. Following the realignment, the two new segments consist of the following businesses:

  The HWC segment, which includes businesses previously aligned under the Human Capital and Benefits segment, the Benefits Delivery and Administration segment, and the Investment business, which was previously under the Investment, Risk and Reinsurance segment.
  The R&B segment, which includes businesses previously aligned under the Corporate Risk and Broking segment, as well as the Insurance Consulting and Technology business, which was previously under the Investment, Risk and Reinsurance segment.

Prior-year reconciliations for these new segments are available in an 8-K filed by the Company on March 14, 2022.

Health, Wealth & Career

As reported, USD millions, except %

Health, Wealth & Career	Q1-22	Q1-21	Y/Y Change
Total Revenue	$1,244	$1,233	Reported 1% | CC 3% | Organic 2%
Operating Income	$257	$242	6%
Operating Margin %	20.7%	19.6%	110 bps

The HWC segment had revenue of $1.24 billion, an increase of 1% (3% increase constant currency and 2% increase organic) from $1.23 billion in the prior-year first quarter. Organic growth was led by the Health business, primarily due to an increase in consulting assignments in North America. Career also contributed strong growth, driven by market demand for reward-based advisory services and compensation benchmarking products as new work models become increasingly prevalent. Wealth revenue increased, with growth in the Investment business from its expanded client base. Benefits Delivery & Outsourcing revenue declined as a result of a shift in the timing of revenue, which we expect to normalize on a full-year basis, coupled with lower growth in Medicare Advantage revenue.

Operating margins in the HWC segment increased 110 basis points from the prior-year first quarter to 20.7%, primarily reflecting improved operating leverage.

Risk & Broking

As reported, USD millions, except %

Risk & Broking	Q1-22	Q1-21	Y/Y Change
Total Revenue	$891	$924	Reported (4)% | CC 0% | Organic 0%
Operating Income	$192	$203	(5)%
Operating Margin %	21.6%	21.9%	(30) bps

The R&B segment had revenue of $891 million, a decrease of 4% (0% change for constant currency and organic) from $924 million in the prior-year first quarter. On an organic basis, Insurance Consulting and Technology grew from both increased advisory work and software sales. The growth was largely offset by a decline in revenue in Corporate Risk & Broking due to headwinds from book-of-business sales recorded in the prior year. Excluding book-of-business sales activity, revenue increased modestly, primarily from new business in North America in the FINEX and M&A lines.

Operating margins in the R&B segment decreased 30 basis points from the prior-year first quarter to 21.6%, primarily reflecting a headwind from book-of-business sales recorded in the comparable period.

2022 Outlook

Based on current and anticipated market conditions, the Company is maintaining its 2022 full-year targets as follows:

  Expect to deliver mid-single digit organic revenue growth
  Expect to deliver adjusted operating margin expansion for the full year 2022
  Expect to deliver $30 million in run-rate savings from FY2022 Transformation Program
  Expect ~$20 million year-over-year decline in non-cash pension income, excluding items that could be favorable or unfavorable in any given period
  Expect a foreign currency headwind on adjusted earnings per share of approximately $0.15-$0.20 at today’s rates

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the first quarter. It will be held on Thursday, April 28, 2022, beginning at 7:00 a.m. Eastern Time, and can be accessed via the Internet at www.wtwco.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 8493300.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Income from discontinued operations, net of tax – Adjustment to remove the after-tax income from discontinued operations and the after-tax gain attributable to the divestiture of our Willis Re business.
  Restructuring costs and transaction and transformation, net – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation, net when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Pension settlement and curtailment gains and losses – Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Provisions for significant litigation – We will include provisions for litigation matters which we believe are not representative of our core business operations. These amounts are presented net of insurance and other recovery receivables.
  Tax effect of statutory rate changes – Relates to the incremental tax expense or benefit from significant statutory income tax rate changes enacted in material jurisdictions in which we operate.
  Tax effect of the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act – Relates to the incremental tax expense impact, primarily from the Base Erosion and Anti-Abuse Tax (‘BEAT’), generated from electing certain income tax provisions of the CARES Act.
  Tax effects of internal reorganization – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:
Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and transformation, net and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for loss/(income) from discontinued operations, net of tax, provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for loss/(income) from discontinued operations, net of tax, amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, the impact of the global pandemic on our business, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue, costs or margins), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, including the sale of Willis Re to Arthur J. Gallagher & Co. (‘Gallagher’), demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes, our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational Transformation program, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use words such as ‘may,’ ‘will,’ ‘would,’ ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘plan,’ ‘continues,’ ‘seek,’ ‘target,’ ‘focus,’ ‘probably,’ or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize anticipated benefits of our growth strategy; our ability to successfully deploy cost-mitigation measures and achieve longer-term offsets; the risks related to changes in general economic, business and political conditions, including changes in the financial markets and inflation; the risks to our business, financial condition and results of operations that may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions and the intended withdrawal from our businesses in Russia; the risks relating to the adverse impacts of the ongoing COVID-19 pandemic, including supply chain, workforce availability, vaccination rates, new or emerging variants and further social-distancing orders in jurisdictions where we do business, on the demand for our products and services, our cash flows and our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents; the risks relating to the sale of Willis Re to Gallagher, including incremental business, operational and regulatory risks created by transitional arrangements and pending transactions; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses; our ability to successfully hedge against fluctuations in foreign currency rates; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to comply with complex and evolving regulations related to data privacy and cyber security; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the impact of the anticipated replacement of the London Interbank Offered Rate (‘LIBOR’); our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress; the inability to protect the Company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations, development of case law, other regulations and any policy changes and legislative actions; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at http://www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@willistowerswatson.com

WTW
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2022	2021	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$1,244	$1,233	1%	(2)%	3%	0%	2%
Risk & Broking	891	924	(4)%	(4)%	0%	0%	0%
Segment Revenue	2,135	2,157	(1)%	2%	1%	0%	1%
Divested businesses and other	25	71
Revenue	$2,160	$2,228	(3)%	(2)%	(1)%	(2)%	2%

(i) Components of revenue change may not add due to rounding.

SEGMENT OPERATING INCOME (i)

	Three Months Ended March 31,
	2022	2021

Health, Wealth & Career	$257	$242
Risk & Broking	192	203
Segment Operating Income	$449	$445

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended March 31,
	2022	2021
Health, Wealth & Career	20.7%	19.6%
Risk & Broking	21.6%	21.9%

RECONCILIATION OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended March 31,
	2022	2021

Segment Operating Income	$449	$445
Divested businesses	—	(10)
Impairment(i)	(81)	—
Amortization	(85)	(103)
Restructuring costs	(6)	—
Transaction and transformation, net(ii)	(20)	(24)
Unallocated, net(iii)	(78)	(97)
Income from Operations	179	211
Interest expense	(49)	(59)
Other income, net	27	438
Income from continuing operations before income taxes	$157	$590

(i) Represents the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
(ii) In 2022, in addition to legal fees and other transaction costs, includes consulting fees related to the Transformation program. In 2021, includes fees related to our then-proposed Aon combination.
(iii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31,
	2022	2021

Net Income attributable to WTW	$122	$733
Adjusted for certain items:
Income from discontinued operations, net of tax	(11)	(190)
Impairment	81	—
Amortization	85	103
Restructuring costs	6	—
Transaction and transformation, net	20	24
Loss/(gain) on disposal of operations	54	(359)
Tax effect on certain items listed above(i)	(42)	(27)
Adjusted Net Income	$315	$284

Weighted-average shares of common stock, diluted	118	130

Diluted Earnings Per Share	$1.03	$5.63
Adjusted for certain items:(ii)
Income from discontinued operations, net of tax	(0.09)	(1.46)
Impairment	0.68	—
Amortization	0.72	0.79
Restructuring costs	0.05	—
Transaction and transformation, net	0.17	0.18
Loss/(gain) on disposal of operations	0.46	(2.76)
Tax effect on certain items listed above(i)	(0.36)	(0.21)
Adjusted Diluted Earnings Per Share	$2.66	$2.18

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2022		2021

Net Income	$125	5.8%	$736	33.0%
Income from discontinued operations, net of tax	(11)		(190)
Provision for income taxes	43		44
Interest expense	49		59
Impairment	81		—
Depreciation	66		71
Amortization	85		103
Restructuring costs	6		—
Transaction and transformation, net	20		24
Loss/(gain) on disposal of operations	54		(359)
Adjusted EBITDA and Adjusted EBITDA Margin	$518	24.0%	$488	21.9%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,
	2022		2021

Income from operations	$179	8.3%	$211	9.5%
Adjusted for certain items:
Impairment	81		—
Amortization	85		103
Restructuring costs	6		—
Transaction and transformation, net	20		24
Adjusted operating income	$371	17.2%	$338	15.2%

RECONCILIATION OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended March 31,
	2022	2021
Income from continuing operations before income taxes	$157	$590

Adjusted for certain items:
Impairment	81	—
Amortization	85	103
Restructuring costs	6	—
Transaction and transformation, net	20	24
Loss/(gain) on disposal of operations	54	(359)
Adjusted income before taxes	$403	$358

Provision for income taxes	$43	$44
Tax effect on certain items listed above(i)	42	27
Adjusted income taxes	$85	$71

U.S. GAAP tax rate	27.5%	7.4%
Adjusted income tax rate	21.1%	19.7%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS (USED IN)/FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2022	2021
Cash flows from/(used in) operating activities	$21	$(128)
Less: Additions to fixed assets and software for internal use	(31)	(37)
Free Cash Flow	$(10)	$(165)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$2,160	$2,228

Costs of providing services
Salaries and benefits	1,318	1,419
Other operating expenses	486	400
Depreciation	66	71
Amortization	85	103
Restructuring costs	6	—
Transaction and transformation, net	20	24
Total costs of providing services	1,981	2,017

Income from operations	179	211

Interest expense	(49)	(59)
Other income, net	27	438

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	157	590

Provision for income taxes	(43)	(44)

INCOME FROM CONTINUNG OPERATIONS	114	546

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	11	190

NET INCOME	125	736

Income attributable to non-controlling interests	(3)	(3)

NET INCOME ATTRIBUTABLE TO WTW	$122	$733

EARNINGS PER SHARE
Basic earnings per share
Income from continuing operations per share	$0.94	$4.18
Income from discontinued operations per share	0.09	1.46
Basic earnings per share	$1.03	$5.64
Diluted earnings per share
Income from continuing operations per share	$0.94	$4.17
Income from discontinued operations per share	0.09	1.46
Diluted earnings per share	$1.03	$5.63

Weighted-average shares of common stock, basic	118	130
Weighted-average shares of common stock, diluted	118	130

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$2,198	$4,486
Fiduciary assets	11,631	11,014
Accounts receivable, net	2,186	2,370
Prepaid and other current assets	390	612
Current assets held for sale	7	6
Total current assets	16,412	18,488
Fixed assets, net	817	851
Goodwill	10,200	10,183
Other intangible assets, net	2,492	2,555
Right-of-use assets	701	720
Pension benefits assets	992	971
Other non-current assets	1,227	1,202
Total non-current assets	16,429	16,482
TOTAL ASSETS	$32,841	$34,970
LIABILITIES AND EQUITY
Fiduciary liabilities	$11,631	$11,014
Deferred revenue and accrued expenses	1,398	1,926
Current debt	599	613
Current lease liabilities	142	150
Other current liabilities	1,137	1,015
Current liabilities held for sale	7	6
Total current liabilities	14,914	14,724
Long-term debt	3,975	3,974
Liability for pension benefits	698	757
Deferred tax liabilities	835	845
Provision for liabilities	385	375
Long-term lease liabilities	715	734
Other non-current liabilities	244	253
Total non-current liabilities	6,852	6,938
TOTAL LIABILITIES	21,766	21,662
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,826	10,804
Retained earnings	2,423	4,645
Accumulated other comprehensive loss, net of tax	(2,242)	(2,186)
Treasury shares, at cost, 17,519 shares in 2022 and 2021	(3)	(3)
Total WTW shareholders' equity	11,004	13,260
Non-controlling interests	71	48
Total Equity	11,075	13,308
TOTAL LIABILITIES AND EQUITY	$32,841	$34,970

(i)        Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 112,212,590 (2022) and 122,055,815 (2021); Outstanding 112,212,590 (2022) and 122,055,815 (2021) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2022 and 2021.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
NET INCOME	$125	$736
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	66	71
Amortization	85	103
Impairment	81	—
Non-cash lease expense	33	37
Net periodic benefit of defined benefit pension plans	(40)	(42)
Provision for doubtful receivables from clients	5	8
(Benefit from)/provision for deferred income taxes	(17)	10
Share-based compensation	22	27
Net loss/(gain) on disposal of operations	56	(359)
Non-cash foreign exchange gain	(5)	(2)
Other, net	(5)	(24)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	82	(115)
Other assets	(22)	(15)
Other liabilities	(458)	(556)
Provisions	13	(7)
Net cash from/(used in) operating activities	21	(128)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(31)	(37)
Capitalized software costs	(15)	(14)
Acquisitions of operations, net of cash acquired	(68)	—
Proceeds from sale of operations	—	696
Cash and fiduciary funds transferred in sale of operations	(12)	(216)
Purchase of investments	200	—
Net cash from investing activities	74	429

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayments of debt	(1)	(508)
Repurchase of shares	(2,250)	—
Proceeds from issuance of shares	1	1
Net payments from fiduciary funds held for clients	(211)	(199)
Payments of deferred and contingent consideration related to acquisitions	(20)	(17)
Cash paid for employee taxes on withholding shares	(1)	—
Dividends paid	(98)	(92)
Acquisitions of and dividends paid to non-controlling interests	—	(17)
Net cash (used in)/from financing activities	(2,580)	(832)

DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,485)	(531)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(34)	(60)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD(i)	7,691	6,301
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD(i)	$5,172	$5,710

(i)        The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Three Months Ended March 31,
	2022	2021
Supplemental disclosures of cash flow information:
Cash and cash equivalents	$2,198	$1,960
Fiduciary funds (included in fiduciary assets)	2,967	3,744
Cash and cash equivalents and fiduciary funds (included in current assets held for sale)	7	—
Other restricted cash (included in prepaids and other current assets)	—	6
Total cash, cash equivalents and restricted cash	$5,172	$5,710

Decrease in cash, cash equivalents and other restricted cash	$(2,274)	$(116)
Decrease in fiduciary funds	(211)	(415)
Total	$(2,485)	$(531)

Revision of previously issued financial statements - During the three months ended March 31, 2022, to reflect the guidance on restricted cash presentation in FASB ASC 230, Statement of Cash Flows, WTW corrected the classification of its fiduciary funds balances, in the amounts shown in the table above, on our condensed consolidated statements of cash flows, by including these amounts in the total cash, cash equivalents and restricted cash amounts held at each balance sheet date. As a result, cash, cash equivalents and restricted cash balances of $2.0 billion and $2.1 billion at March 31, 2021 and December 31, 2020, respectively, have been revised to $5.7 billion and $6.3 billion, respectively. Additionally, the effect of exchange rate changes on cash, cash equivalents and restricted cash has been updated to include the effect of exchange rate changes on the fiduciary funds balances.

Prior to this correction, the changes in fiduciary funds were presented in fiduciary assets and liabilities on a gross basis in the cash flows from operating activities, where the amounts fully offset each period. In the current presentation, an additional line item, net (payments)/proceeds from fiduciary funds held for clients, has been included within cash flows from financing activities to represent the change in fiduciary funds balances during the periods. The remaining fiduciary assets and fiduciary liabilities, in equal and offsetting amounts, are no longer presented in the cash flows from operating activities. There was no impact to the total cash flows from operating activities as a result of these changes.